Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 18, 2026, with respect to the consolidated financial statements of Nscale Limited, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

London, United Kingdom

September 18, 2026